Exhibit 10.1

Randa G. Newsome Vice President Human Resources and Global Security 781.522.5097 781.522.6047 (fax)	Raytheon Company Global Headquarters 870 Winter Street Waltham, Massachusetts 02451 USA

July 30, 2015

(rev 08/07/15)

Daniel J. Crowley

Re:	Transition Agreement

Dear Dan:

This Transition Agreement (“Agreement”) confirms the understandings we have reached with respect to your resignation from employment with Raytheon Company and the officer and director positions as set forth in attachment A.

1. Separation Date: Your separation date from Raytheon will be December 31, 2015.

2. Transition Period: The period from July 30, 2015 to December 31, 2015 shall constitute a Transition Period. During the Transition Period you will receive your current salary and continue to participate on an active employee basis in all Company sponsored welfare and benefit plans and continue to receive your current executive perquisites.

You agree that during this period, at mutually agreed times, you will be available to perform special assignments on behalf of the Company. Assignment of these services shall be at the direction of the Chief Executive Officer. You are relieved of the responsibilities of your current position as of the date of this Agreement.

3. Salary Continuance: Subject to the terms of the Raytheon Company Severance Pay Plan and this Agreement and your continued compliance, you will receive bi-weekly payments at your current salary for one year. The salary continuance period shall commence January 1, 2016 unless you are employed elsewhere with a start date prior to December 31, 2015, in which case the salary continuance period shall begin as of the start date at the new employer and will continue thereafter for the full one year period from that date. Although you are treated and are reported to have resigned your position, only for the purpose of receipt of Company sponsored welfare and benefit plans as summarized in Attachment B, you will be annotated as a laid-off employee. Your executive perquisites shall end on December 31, 2015.

4. Results Based Incentive (“RBI”) Bonuses: Subject to your compliance with the terms of this Agreement and company RBI policy you will be paid an RBI for 2015 of $765,000, payable not later than March 15, 2016. The RBI related to your severance benefits shall be $765,000 payable on December 31, 2016.

5. Restricted Share Awards: Treatment of your unvested restricted share awards will be in accordance with the provisions of the Raytheon 2010 Stock Plan under which they were granted and the Grant Agreements. Restricted shares, on which the restrictions have not lapsed as of the separation date of December 31, 2015, will be forfeited as of that date.

6. Long Term Performance Plan (LTPP) Stock Units: Payout (if earned) is subject to the terms of the Raytheon Stock Plan (“Plan”) based on the performance achieved for the three year cycle pursuant to the terms of the 2013-2015 LTPP Plan as determined by the Company and its Board of Directors. In order to be eligible to participate in any payout for this cycle you must be an active employee on December 31, 2015 and not have begun active employment with any other employer prior to this date. You are ineligible to participate in any payouts under any other LTTP Plan cycle pursuant to the terms of the Raytheon Stock Plan.

7. Outplacement Assistance: We have made arrangements with Right Management, Inc. to provide you Senior Executive outplacement assistance for up to twelve (12) months. If you choose to forego this assistance, the Company will pay you $10,000.00, subject to required statutory withholdings.

8. Relocation Assistance: If you have not secured employment with another entity by July 30, 2016 which would provide relocation assistance, the Company will provide you Relocation Assistance to return you to your domicile where you resided at the time you accepted employment with the Company. This Relocation Assistance shall consist of the below listed items, which the total cost to the Company shall not exceed $500,000. This service shall be provided through Cartus.

a.	shipment of household goods to one location;

b.	storage of household goods at one location for up to 60 days;

c.	shipment of up to three automobiles;

d.	payment of up to six percent (6%) real estate commission on the sale of Massachusetts residence;

e.	payment of up to two and one-half percent (2 1⁄2%) closing cost on sale of Massachusetts residence;

f.	tax assistance on the real estate commission and closing cost on sale of the Massachusetts residence.

9. Return of Company Property: You agree to work cooperatively and as expeditiously as reasonable to return all Company assets including phones, lap-top and/or tablet computer, keys, credit cards, card key passes and any other property that you received in connection with your employment. I will be your exclusive contact in coordinating for the return of any personal items at Company locations.

10. Customer Contact: You agree that during the salary continuance period any contact, verbally or in any written form, regardless of the medium, with Company customers, prospective customers, suppliers, subcontractors, joint-venture partners will be coordinated through me and subject to prior approval.

The Company understands that it may be necessary for you to have contact with these entities during the course of a job search, related recruitment, subsequent employment, or incidental contact unrelated to Raytheon business interests. Under these circumstances, you can make such contacts without coordinating with me for approval and agree to strictly adhere to the provisions of paragraph 15, Confidential and Proprietary Information, and paragraph 18, Non-Disparagement and Representation, of the Agreement.

11. Paid Time Off: You will be paid any accrued but unused PTO as of your separation date.

12. General Release: As a condition of receipt of the considerations under the Agreement including, but not limited to the Salary Continuance and RBI payments in paragraphs 3 and 4, you must execute the attached General Release. (Attachment C).

13. Legal Proceedings: You agree that you will cooperate fully with the Company, regarding existing and future legal or administrative proceedings or asserted claims relating to events which occurred during your employment in which Raytheon is a party, and as to which you might in the Company’s view have personal knowledge, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company.

14. Security Clearance: During your Raytheon employment, you may have come into possession of and have had exposure to matters due to your security clearance. The disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent. The Company shall continue to hold your DOD collateral TS security clearance as appropriate or until it is otherwise transferred to an appropriate sponsor.

15. Confidential and Proprietary Information: Without in any way limiting your general legal obligation to maintain the confidentiality of Raytheon Company confidential and proprietary information, as a condition of receiving any of the benefits and payments provided by this Agreement, you agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential, and not to disclose any such confidential or proprietary information to any other person except to the extent that disclosure is required by law, court order, or governmental inquiry. For purposes of this paragraph, confidential and proprietary information includes, but is not limited to, any non-public trade secret or commercially sensitive or valuable information concerning the business affairs, customers, technologies, and personnel of Raytheon Company and any of its affiliated entities, and includes among other information:

•	information that is related to any programs or procurements in which you have been involved or about which you have obtained information during your employment at Raytheon;

•	information concerning Raytheon’s customers, clients, or prospects, and their products, processes and policies;

•	information concerning the management, policies, strategies, and finances of Raytheon; and

•	information regarding the officers and employees of Raytheon.

You hereby agree to return to Raytheon all Company confidential and proprietary information and property, whether located in files, memoranda, documents, or on computers, laptops, blackberries, phones, removable media or other portable storage devices, and that you will not misappropriate, upload or download, transfer to any third party, or otherwise share or distribute Company confidential or proprietary data. You may retain your rolodex and a copy of your electronic address book to the extent they only contain contact information.

16. Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied fully with all Raytheon policies related to ethics and compliance, and that you have disclosed to Raytheon all matters of which you are aware which are required to be disclosed by such policies, including any allegations regarding the possible violation of any of Raytheon’s ethical standards, compliance obligations or legal obligations. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you in writing to a responsible officer of the Company, you have no information which you believe could be the basis for any violation of Raytheon ethics standards, policies or legal obligations or the basis of any ethical complaint against the Company or any of its officers and employees.

17. Insider Information: During your employment with Raytheon, you have been treated as an “insider” for securities law purposes. Please review your obligations regarding your treatment of insider information, and remember that any financial plan, program, estimate, financial performance data or matter not readily available to the general public shall be maintained in strict confidence and may not be disclosed or discussed publicly. Remember that you remain subject to Raytheon’s securities trading policies and practices for a period of ninety (90) days following your Separation Date.

18. Non-Disparagement and Representation: You agree not to disparage Raytheon, its officers, directors, and employees, and Raytheon agrees that its officers and directors will not disparage you. Nothing in this Agreement shall prohibit you or Raytheon or its officers, directors or employees from complying with any valid subpoena or court order or from responding truthfully to a governmental inquiry or investigation. In particular, you agree that you will not, without prior written consent of Raytheon:

•	engage in any conduct or make any third party or media statements, including any statements on the Internet or any other electronic media, or cause any such statements to be made, regarding Raytheon’s business or customers or officers and employees, or the circumstances leading to the cessation of your employment with the Company which are disparaging of the reputation or good name of Raytheon or any of its officers, directors or employees;

•	represent yourself as continuing to be connected with or related to the business of Raytheon or to Raytheon after the cessation of your employment on December 31, 2015.

19. Employment Verification: The Company provides an automated verification service through The Work Number. All employment or other inquiries made by third parties will be directed to The Work Number, at www.theworknumber.com or 1-800-367-5690 which will confirm job title, dates of employment and salary information. The Company’s policy is not to provide any further employment information or letters of reference or recommendation.

20. Governing Law and Arbitration: This Agreement shall be governed by and construed and enforced in accordance with the laws of Massachusetts. Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a single arbitrator in the city to be determined by mutual agreement. The decision of the arbitrator shall be final and binding on both parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

You understand that, if you elect to revoke the General Release attached hereto within seven (7) days after its execution, this Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Agreement had not been signed by the parties and as if the General Release had never been signed by you. You agree, in the event of revocation of the General Release, to immediately return any consideration received in support of said General Release.

This Agreement shall be binding upon and inure to the benefit of you and Raytheon Company and each of your respective successors and assigns. My signature below acknowledges my authority as an officer of Raytheon to bind the Company to the terms of this Agreement.

This Agreement contains the entire agreement between the parties and completely supersedes any prior written or oral agreements or representation. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made in connection with your decision to sign this Agreement and General Release except for those set forth in this Agreement. This Agreement may not be modified or amended except in writing signed by you and me as the Company representative.

If you have any questions about this Agreement, please contact me.

Sincerely,

/s/ Randa G. Newsome

Randa G. Newsome

Acknowledged and Accepted:

/s/ Daniel J. Crowley	August 7, 2015
Daniel J. Crowley	Date

ATTACHMENTS:

A:	Resignation

B:	Summary of Benefits

C:	General Release

ATTACHMENT A

RESIGNATION

I hereby resign from my position with Raytheon Company and as an Officer and/or Director of all Raytheon Company subsidiary companies, including, but not limited to, the entities on the attached list, effective as of July 30, 2015 as consideration for and in exchange for the compensation, benefits, privileges, and release provided in the Transition Agreement (attached hereto).

In agreement with the Raytheon Company and at their request, I will remain an employee through December 31, 2015 and fulfill special assignments of a confidential/proprietary nature as requested by the Company during the Transition Period. I understand that unless an earlier date is agreed to by both parties, I will be free to join a new firm after January 1, 2016, without restrictions other than those specified in the Agreement.

I would like to thank the Raytheon Board of Directors for the opportunity to serve Raytheon’s employees and customers over the last five years. I wish the Raytheon team the best of luck in the future.

/s/ Daniel J. Crowley
Daniel J. Crowley

ATTACHMENT A

Entity Name	Title(s)
Raytheon Air Control Company	President
Raytheon Australia Pty Ltd	Director
Raytheon Company	Vice President; President - Integrated Defense Systems
Raytheon Engineering and Maintenance Company	President
Raytheon European Management and Systems Company	President
Raytheon Korean Support Company	President
Raytheon Middle East Systems Company	President
Raytheon Patriot Support Company	Chief Executive Officer and President
Raytheon Procurement Company, Inc.	President
Raytheon Radar Ltd.	President
Raytheon Simulation International, Inc.,	President
Raytheon Southeast Asia Systems Company	President
Raytheon Systems Development Company	President
Raytheon Systems International Company	President
Raytheon Systems Support Company	President
Raytheon Technical and Administration Services Ltd.	President
Thales-Raytheon Systems Company LLC	Manager
Thales-Raytheon Systems Company Limited	Director
Thales-Raytheon Systems Company SAS	Manager

ATTACHMENT B

A SUMMARY OF BENEFITS

Salary Continuance Period

This summary highlights the benefit plans available during the salary continuance period. It is not intended to provide complete descriptions of the plans. The Summary Plan Descriptions and Plan Documents for these benefit plans contain more information. In the event of any conflict between the summaries and the Plan Documents, the Plan Documents will control. Although Raytheon intends to keep the benefit plans described in this summary in operation, the Company reserves the right to amend or terminate them, or adjust your contribution rates at any time.

Please contact your Human Resources representative for more information. For more complete information, contact the Raytheon Benefit Center at 800-358-1231.

Benefits After Your Last Day Worked

Please note during the salary continuance period you will be treated as a laid-off employee. A layoff is considered a qualified change in status that would permit you to change some of your current benefit elections. You can change your benefit elections by contacting the Raytheon Benefit Center at 800-358-1231. The changes that you make must be due to and consistent with your change in status.

Last Day Worked: Your last day worked is December 31, 2015.

Salary Continuance Period: Your Salary Continuance Period from January 1, 2016 to December 31, 2016. As provided in the Transition Agreement salary continuance payments and benefits are conditional on your execution of the General Release.

Medical and Vision Coverage: Your Raytheon Medical and Vision Plans will continue through your Salary Continuance Period. Employee contributions during this period will be required and deducted directly from your severance check. For questions about your medical coverage and/or current claim status, call the member service number indicated on your ID card.

Health Savings Account (HSA): If you have an HSA while enrolled in the Raytheon-sponsored United Healthcare HSA or HSA 2 medical plan, Raytheon will stop the employer contribution to the HSA as of the last day of the month in which your employment ended. Your pre-tax contributions to your HSA account will continue to be deducted from your severance checks. Please contact OptumHealth Bank at 800-791-9361 for more information. Once your Salary Continuance Period ends, you can continue to contribute to your HSA if you elect the United Healthcare HSA through COBRA.

ATTACHMENT B

Dental Coverage: Your Raytheon Dental Plan coverage will continue through your Salary Continuance Period, subject to the Benefits Coverage Period exception described above. Employee contributions, if applicable, will be deducted directly from your severance check. For questions about your dental coverage and/or current claim status, call the member services line at your dental carrier.

Medical, Dental, Vision, and Employee Assistance Program (EAP) Coverage Under COBRA: You are eligible to purchase the same medical, dental, vision, and EAP coverage under the provisions of federal COBRA regulations for up to 18 months from your last day of work. Please note that the coverage you have during your Salary Continuance Period is included as part of the 18 months of COBRA eligibility.

The Raytheon Benefit Center (COBRA administrator) will mail detailed information, including the cost of coverage and how to apply, to your last known address on file at the Raytheon Benefit Center (RBC) within 14 days of receiving notification of your coverage termination. You will then have 60 days from the end of your Benefits Coverage Period as stated in your Benefits Notice (which includes your Salary Continuance Period) to make elections to continue coverage. You will NOT receive another COBRA notice after your Benefits Coverage Period expires. Failure to make COBRA premium payments in a timely manner will result in termination of COBRA coverage.

After your COBRA coverage ends, you may be able to purchase a non-group medical insurance policy from the medical plan carrier that provided your COBRA coverage. This policy will differ from the COBRA group plan. To determine if your health plan offers a conversion option, and what the cost would be, call the member service number for your medical plan carrier.

There are no provisions for converting your Dental and Vision Care coverages.

You may also find that other coverage options are available to you under the Affordable Care Act through the Health Insurance Marketplace exchanges in your state. You may be eligible for a tax credit that lowers your monthly insurance premium. Being eligible for COBRA does not limit your eligibility for the tax credit. Additionally, under HIPAA, you may qualify for a special enrollment opportunity for another group health plan for which you are eligible (such as a spouse’s plan), even if the plan generally does not accept late enrollees, if you request enrollment within 30 days.

The Health Care Flexible Spending Account Plan (FSA): Health Care FSA deductions will continue during your Salary Continuance Period, subject to the Benefits Coverage Period exception described above. You may submit reimbursement requests for expenses incurred as of the earliest of:

•	Your last day of Plan participation (last day you make contributions), or

•	December 31st of the year for which you are enrolled.

ATTACHMENT B

Only expenses incurred while you are making Health Care FSA deferrals are eligible for reimbursement.

Reimbursement requests must be submitted by March 31st of the calendar year following the end of your enrollment or you will lose your unclaimed account balance.

If you were enrolled in and contributing to a Health Care FSA as of the last day of your Salary Continuance Period, subject to the Benefits Coverage Period exception described above, you may continue contributing to your Health Care FSA under the provisions of federal COBRA regulations by paying monthly prorata after-tax payments of 102% of your FSA goal amount (2% is added for administrative expense as permitted by COBRA). The COBRA administrator will be notified of your coverage termination within 30 days of your last day worked. Once you have enrolled, your COBRA coverage can be in effect for up to 18 months from the date of your last day worked. Your Salary Continuance Period is included as part of the 18 months. You will NOT receive another COBRA notice after your Benefits Coverage Period expires. Failure to make COBRA premium payments in a timely manner will result in termination of COBRA coverage. You must continue your contributions on an after-tax basis in order to be eligible for reimbursement. You will not be able to receive reimbursement for expenses incurred after the date your Health Care FSA participation ends, regardless of your account balance.

The Health Care FSA card is not available to COBRA participants. You must use a claim form to submit all expenses to the FSA administrator for reimbursement. Claim forms are available by contacting the FSA administrator directly.

Health Care FSA participants enrolled and making contributions into the plan as of December 31st have an additional two and one-half months after the end of the year to use funds remaining in their FSA to pay claims incurred prior to December 31st. Claims incurred after that date are not eligible for reimbursement from your FSA.

Dental and Vision Flexible Spending Account (for HSA participants): Dental and Vision FSA deductions will continue during your Salary Continuance Period, subject to the Benefits Coverage Period exception described above. You may submit reimbursement requests for expenses incurred as of the earliest of:

•	Your last day of Plan participation (last day you make contributions), or

•	December 31 of the year for which you are enrolled.

Only expenses incurred while you are making Dental and Vision FSA deferrals are eligible for reimbursement.

Reimbursement requests must be submitted by March 31st of the calendar year following the end of your enrollment or you will lose your unclaimed account balance.

ATTACHMENT B

If you were enrolled in and contributing to a Dental and Vision FSA as of the last day of your Salary Continuance Period, you may continue contributing to your FSA under the provisions of federal COBRA regulations by paying monthly prorata after-tax payments of 102% of your Dental and Vision FSA goal amount (2% is added for administrative expense as permitted by COBRA). The COBRA administrator will be notified of your coverage termination within 30 days of your last day worked. Once you have enrolled, your COBRA coverage can be in effect for up to 18 months from the date of your last day worked. Your Salary Continuance Period is included as part of the 18 months. You will NOT receive another COBRA notice after your Benefits Coverage Period expires. Failure to make COBRA premium payments in a timely manner will result in termination of COBRA coverage. You must continue your contributions on an after-tax basis, in order to be eligible for reimbursement. You will not be able to receive reimbursement for expenses incurred after the date your Dental and Vision FSA participation ends, regardless of your account balance.

Dental and Vision FSA participants enrolled and making contributions into the plan as of December 31st have an additional two and one-half months after the end of the year to use funds remaining in their FSA to pay claims incurred prior to December 31st. Claims incurred after that date are not eligible for reimbursement from your FSA.

Wellness Reward Account: Employees who are laid off are not eligible to earn the Wellness Reward for the duration of their Salary Continuance Period.

If you already earned the Wellness Reward and have a remaining account balance at the time of your lay off, and you are not enrolled in an HSA plan, you will have until March 31 of the year following your employment termination date to request reimbursement for any expenses incurred prior to your employment termination. It is possible for you to continue your use of the balance in your Wellness Reward account if you elect to make COBRA Wellness contributions to your account. Contact the RBC if you desire further details on that process.

Employee Assistance Program (EAP): Your Employee Assistance Program (EAP) coverage will continue through your Salary Continuance Period, subject to the Benefits Coverage Period exception described above. You may also elect to purchase EAP coverage through COBRA as discussed in the medical section.

Basic Life Insurance Plan: Your Basic (Company Paid) Life insurance continues through your Salary Continuance Period, subject to the Benefits Coverage Period exception described above. If you complete an application to convert your Basic Life coverage to individual coverage within the 31-day period after your last day paid, you will not have to provide evidence of insurability. Please note that the individual policy will differ from what was available under the Raytheon group policy.

You will receive a letter from MetLife with information on conversion. Please contact MetLife at 877-ASK-MET7 (877-275-6387) with any questions.

ATTACHMENT B

Optional Life Insurance Plan: Employee Optional Life, including Plan A and Plan B Insurance coverage, will end 31 days after your last day worked. Optional Life, Plan A, and Plan B can be converted when coverage ends. Only Optional life is eligible for the portability feature. Plans A and B are not eligible for the portability feature. Portability allows you to continue your Raytheon coverage at the same or lower benefit amount available under the Raytheon group policy without a medical exam or a Statement of Health. You will receive a letter from MetLife with information on conversion and /or portability of coverage.

You have a 31-day period after your last day worked to either convert coverage or elect the portability coverage. Please note that the individual policy will differ from the Raytheon group policy if you convert coverage. Please contact MetLife at 877-ASK-MET7 (877-275-6387) with any questions.

Spouse Life Insurance Plan and Life Insurance for Dependent Children Plan: Your Spouse and Dependent Child Life Insurance will end 31 days after your last day worked. You may convert your Spouse and Dependent Child Life to non-group insurance by applying for conversion within 31 days from your coverage termination date. If you do not apply within the specified time frame, you may be subject to evidence of insurability. Please note that the individual policy will differ from the Raytheon group policy.

You will receive a letter from MetLife with information on conversion of coverage. Please contact MetLife at 877-ASK-MET7 (877-275-6387) with any questions.

Accidental Death and Dismemberment (AD&D) Insurance Plan: Your AD&D coverage ends on your last day worked. You may convert your AD&D coverage to non-group insurance by applying for conversion within 31 days from your coverage termination date. In order to apply for conversion, you must contact the Raytheon Benefit Center at 800-358-1231 within 31 days from the date your coverage ends for a conversion application. Please note that the individual policy will differ from the Raytheon group policy. For more information about converting coverage, contact Reuben Warner Associates at 800-421-3005.

Business Travel Accident Insurance Plan: Your Business Travel Accident Insurance coverage for business travel ends on your last day worked. You cannot convert your Business Travel Accident Insurance to non-group insurance.

Short Term Disability (STD) Plan: Your STD coverage ends on your last day worked. You cannot convert your STD coverage to non-group insurance.

Long Term Disability (LTD) Plan: Your LTD coverage ends on your last day worked. You cannot convert your LTD coverage to non-group insurance.

Life Resources Program: Your coverage will continue through your Salary Continuance Period, subject to the Benefits Coverage Period exception described above.

ATTACHMENT B

Paid Time Off (PTO): You will accrue Paid Time Off for the current year until your last day worked. This accrued PTO time, along with any unused PTO time, will be paid to you during your Salary Continuance Period. If you have used more PTO during the current year than has been accrued, your last check will be adjusted for that excess amount.

Home, Auto and Property/Casualty Insurance: Any payments normally deducted from your paycheck for property or casualty insurance you purchase through the MetLife, Liberty Mutual, or Travelers’ program will continue until your last day worked. When your employment terminates, you can continue your coverage with the carriers on a direct billing arrangement; however, some discounts may be removed upon the renewal of your policy. Please contact your carrier to set up direct billing and for any other questions you may have about this coverage (MetLife: 800-438-6388; Liberty Mutual: 800-786-1842; Travelers: 888-695-4640).

Legal Insurance: Any payments normally deducted from your paycheck for legal insurance you purchase through Hyatt Legal Plans will continue until your last day worked. Call Hyatt Legal Plans at 800-821-6400, if you have questions about this coverage.

Long Term Care Insurance: Any payments normally deducted from your paycheck for long term care insurance you purchase through the Prudential or MetLife programs will continue until your last day worked. Your account will then transfer to a direct billing arrangement with Prudential or MetLife. Call Prudential at 800-732-0416 or MetLife at 800-438-6388 if you have questions about this coverage.

Credit Union: Payroll deductions for Credit Union accounts or loans will continue until your last day worked. Contact the RTN Federal Credit Union for information about Credit Union services.

Payroll Deductions: Standard deductions normally taken from your paycheck will continue until your last day paid on severance. Such deductions include: federal tax, state tax, FICA, and any court-ordered deductions. Also included are several benefit deductions as outlined throughout this document.

Change of Address: The Raytheon Benefit Center must be informed of any address changes to ensure proper distribution of benefit payments, plan information or year-end W-2s. To report a change of address, contact the Raytheon Benefit Center at 800-358-1231.

Savings and Investment Plan:

•

In compliance with IRS Regulations, no contributions can be made to the Raytheon Savings and Investment Plan (RAYSIP), including the Retirement Income Savings Program (RISP), based on severance pay. If you receive non-severance payments

ATTACHMENT B

(other than Results-Based Incentive (RBI)/Performance Sharing Program (PSP) if applicable) during the layoff period, they may be eligible for RAYSIP/RISP contributions in accordance with plan terms. The RAYSIP system is programmed to set your contribution rate to zero automatically 35 days after your layoff date. If you are re-employed by Raytheon, you will need to re-start your contributions. You may do so online at NetBenefits or by calling the Raytheon Savings and Investment Service Line’s toll-free number: 800-354-3966.

•	You may leave your money in the Plan until April 1st of the year following the year in which you reach age 70 1⁄2 if the value of your RAYSIP account is $1,000 or more.

•	You may continue to exchange your RAYSIP account investments—including your RAYSOP (if you had an account prior to 1/1/2007), RISP and company matching contribution accounts—among all the investment options available in the Plan, subject to the restrictions that apply to certain investment funds in the Plan.

•	You may request an immediate layoff withdrawal of your total vested RAYSIP account balance, including your vested RISP balance; partial withdrawals are not permitted. Please note also that a layoff withdrawal will not result in a default of any outstanding loans.

•	If you are not yet vested in your RISP account when you are laid off, you will receive RISP vesting credit for 12 months from your last day worked. If you become vested in your RISP account during that 12 month period, you will be permitted to withdraw your RISP balance at that time. In addition, your rights to resume RISP vesting service and/or to enter the 2010 RISP upon subsequent periods of service will be governed by the RAYSIP/RISP Break in Service and Vesting rules.

•	In addition, during the first 12 months following your last day worked, if you are eligible, you may be able to take out a RAYSIP Loan.

•	If you have an outstanding RAYSIP loan, repayments will continue to be taken from your severance pay. When your severance pay ends, you can continue your loan repayment by making payments in the same frequency as you were paid, i.e. weekly or bi-weekly. These payments can be made by sending a certified check, cashier’s check or money order payable to “FIIOC” to Fidelity, P.O. Box 770003, Cincinnati, OH 45277. Please include a note with each payment that contains your name, Social Security Number, Plan Number (10010), Loan ID number, and if you have more than one loan, please indicate the amount which should be posted to each loan. You can also make repayments with ACH (Automatic Clearing House) payments that you can set up for each payment by calling the Raytheon Savings and Investment Service Line’s toll free number (800-354-3966).

•	You also have the right to choose not to make loan payments for up to 12 months from your last day worked. If you prefer that loan repayments not be taken from your severance pay, you may call Payroll at 877-291-9990 to request that. When your severance pay ends, you may continue to not make loan repayments but at the end of this 12-month period, you must make up the payments that you missed. If you do so, you may set up ACH payments to transmit monthly loan payments directly to Fidelity from your bank for the remainder of the loan’s repayment term. If ACH payments are not possible, you may request a coupon book and begin making monthly loan payments for the remainder of the loan’s repayment term.

ATTACHMENT B

If you begin making loan payments before the 12 month period ends but do not make up the payments that you missed by the end of that 12 month period, the loan will be defaulted and the outstanding balance will be treated as a taxable distribution from the plan and subject to applicable income taxes and penalties.

You will receive information from Fidelity regarding distribution options for your RAYSIP account. If you have any questions about RAYSIP, call the Raytheon Savings and Investment Service Line’s toll-free number: 800-354-3966. Please call that number to update your address and beneficiary information. Even if you take a full distribution of your RAYSIP balance, it’s a good idea to update your address (including your email address) because RAYSIP frequently receives dividends and other investment fund settlement proceeds that could be credited to your account months and years after you’ve taken a distribution.

ATTACHMENT C

GENERAL RELEASE

If you wish to receive benefits under the terms of the Raytheon Severance Pay Plan (the “Plan”), you must sign this General Release (“Release”) and return it to Randa Newsome no later than August 20, 2015. You have seven (7) days after you sign the Release to change your mind and revoke your Release. The Release shall not become effective or enforceable until the eighth day after you sign the Release.

You are advised to consult with an attorney prior to executing this Release.

•	You will have twenty-one (21) days to consider the terms of the Release, unless you decide to execute the Release sooner.

In exchange for the benefits provided under the Plan and the Transition Agreement (“Agreement”), you agree to release the Raytheon Company (“Company”) and the other the Released Parties (as defined below) from any claims, demands, causes of action or obligations of whatever nature, whether known or unknown, contingent or absolute, including but not limited to all claims relating to your employment by, or separation from employment with the Company. The term “Released Parties,” as used in this Release, means Raytheon Company, its subsidiaries, related corporations, affiliates, partnerships and joint ventures and their respective predecessors, successors and assigns (“Companies”), and the current and former directors, officers, fiduciaries, employees, agents and representatives of the Companies.

Your release includes, subject only to the limitations described in the following two paragraphs, any claim for wrongful discharge, breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, claims under any other federal, state or local statute, regulation or other law, and any claim under an applicable collective bargaining agreement.

Your Release also includes all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, which you may have against the Released Parties.

Your release does not include claims or rights that cannot be released by private agreement under federal or applicable state or local law including, but not limited to, the Fair Labor Standards Act, the ADEA, applicable workers’ compensation or unemployment compensation statutes, and any claims for indemnification under applicable state law. Likewise, your release does not include any claims for benefits you may have under the Company’s other employee benefit plans.

ATTACHMENT C

Nothing in this Release shall be construed to prohibit you from filing a charge with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board or any comparable state or local agencies. In addition, this release does not limit your right to testify, assist, or participate in an investigation, hearing or proceeding conducted by the EEOC under the ADEA, Title VII of the Civil Rights Act as amended, the Americans with Disabilities Act is the Equal Pay Act. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else including the EEOC, on your behalf.

By signing this Release, you further agree as follows:

1. You understand and agree that, under the Older Workers Benefit Protection Act of 1990 (“OWBPA”), your waiver of rights under the ADEA must be knowing and voluntary and that, by execution of this Release, you acknowledge that the following requirements of the OWBPA have been met:

(a) this Release is part of an agreement between you and the Company, and that you have carefully read and understand this Release;

(b) this Release specifically refers to rights or claims arising under ADEA;

(c) you are not waiving rights or claims that may arise after the date the Release is executed;

(d) your waiver of rights or claims is in exchange for consideration in addition to anything of value to which you are already entitled;

(e) you have been advised in writing that you should consult with an attorney before executing this Release;

(f) you understand that you are given a period of twenty-one (21) days within which to consider this Release, and if you sign this Release before the expiration of the 21-day consideration period, then you will waive your right to the full consideration period; and

(g) you understand that you may revoke this Release during the seven (7) day period following its execution, and that the Release shall not become effective or enforceable until the revocation period has expired. You further understand that if you elect to revoke this Release you must do so in writing, addressed to Randa G. Newsome, Vice President, Human Resources and Global Security, Raytheon Company, 870 Winter Street, Waltham, MA 02451-1449, within the seven (7) day revocation period or this Agreement will become effective and you will be bound by its terms and conditions.

2. You acknowledge that you will comply in full with the terms of any agreement regarding proprietary information or intellectual property which you have signed in connection with your employment with the Company, any subsidiary thereof and any company acquired by or merged with the Company.

ATTACHMENT C

3. You agree that you are not acting under any other inducement or under any coercion, threat or duress. You acknowledge that the contents of this Release have been explained to you and that you understand the meaning and legal effect of this Release.

4. The provisions of this Release are severable, and if any part of it is found to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

5. This Release represents the sole and entire agreement between you and the Released Parties, other than any written agreement regarding proprietary information or intellectual property, and supersedes all prior agreements, negotiations and discussions, other than any written agreement regarding proprietary information or intellectual property, whether written or oral, between you and the Released Parties with respect to your employment and termination of employment.

6. This Release shall not be amended by either party without the written consent of the other party.

I hereby agree to the terms of the Release as described above.

August 7, 2015	/s/ Daniel J. Crowley
Date	Daniel J. Crowley